Exhibit 10.32

US Auto Parts

The Auto Parts Experts

January 1, 2006

Houman Akhavan

1811 Fairburn #101

Los Angeles, CA 90025

Dear Houman:

We are pleased to offer you the position of Vice President of Marketing. You will report to Mehran Nia, U.S.Auto Parts Network’s CEO.

Your employment will commence on January 1, 2006. Your pay will be based on a percentage of net sales. Your percentage is 0.8% of net sales as defined. Net sales shall be calculated as follows. Internet sales plus internet phone sales, less shipping, less returns, refunds and exchanges, less adjustments. Regardless of actual net sales, you will be guaranteed to receive a minimum monthly payment of Two-Thousand Three-Hundred and Fifty Dollars ($2,350.00) per month.

You will be classified as an exempt employee, which means you will not be eligible for overtime pay. You will be expected to work forty (40) or more hours per week and regularly exercise discretion and independent judgment in the performance of your duties.

The Company provides its employees with a comprehensive package of benefits including Kaiser HMO medical insurance, ten (10) days of vacation, and six (6) paid holidays plus one (1) floating holiday, which may be changed from time to time at the discretion of the Company.

You will be a full time “at will” employee. This means that you are not employed for any specified period of time and either you or the Company may terminate the employment relationship at any time, with or without cause, and with or without prior warning. Nothing in this letter, or in any conversations with Company officers or employees, or pursuant to any Company personnel policies or practices, shall modify or limit your “at will” employment status, which may only be changed by a written agreement signed by the CFO of the Company.

Although you will be an “at will” employee, in the event the Company terminates your employment without “cause,” the Company agrees to pay you six (6) months severance pay, less applicable statutory deductions and withholdings. The severance pay shall be calculated as the average pay for the preceding six (6) months following separation date. Grounds for termination of employment for “cause” include the occurrence of one or more of the following events:

(i)	Employee commits an act or acts of dishonesty, fraud, embezzlement, or misappropriation of funds or proprietary information in connection with his employment duties or responsibilities; or

(ii)	Employee’s conviction of, or plea of nolo contenders to, a felony or any crime involving moral turpitude (other than minor traffic violations); or

(iii)	Employee’s failure to perform his job duties satisfactorily or failure to follow Company policies or any directive of the Company, if such failure or refusal is not cured by Employee within ten (10) days after receiving written notice of such from the Company; or

(iv)	Employee’s willful or gross misconduct in connection with his employment duties.

You are required to comply with all policies and procedures of the Company, whether or not described in writing, at all times during your employment. As a term and condition of employment, you will be required to sign the Confidential Information and Invention Assignment Agreement (Exhibit 1) upon commencement of your employment.

We are excited about you officially joining our team at U.S Auto Parts. Please feel to call me directly if you should have any questions at (310) 735-0085.

Sincerely,

/s/ Michael McClane
Michael McClane
U.S. Auto Parts Network, Inc.
Chief Financial Officer

By signing this letter, you acknowledge and agree that your employment with the Company is “at will.” This letter supersedes any previous statement, document, or course of conduct indicating that your employment status is anything other than at will. Neither length of employment, nor any oral or implied representations or other conduct by the Company, such as promotions, wage increases or positive performance reviews, can alter the at-will employment relationship. The at-will employment status can be modified only by a written agreement, setting forth a specific term of employment, and signed by the CEO of the Company. Except for your “at will” employment status, the Company may change the terms and/or conditions of your employment at any time, with or without cause.

/s/ Houman Akhavan
Houman Akhavan

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